OPTION TO PURCHASE AGREEMENT

This Option to Purchase Agreement (this “Agreement”) is entered into effective December 21, 2023

(the “Effective Date”), by and between RSE Innovation, LLC (“Optionee”) and DomainX, LLC (“Optionor”).

WHEREAS, Optionor has good and valid title to the asset described on Schedule A hereto (the

“Asset”), free and clear of all encumbrances, and wishes to sell and assign the Asset to Optionee, and

Optionee wishes to purchase the Asset from Optionor; and

WHEREAS, Optionee intends (a) to contribute the Asset to a series of Optionee (the “Series”); (b) to offer to the public ownership interests in the Series (“Series Interests”) in an offering (the “Offering”) exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Tier 2 of Regulation A, as amended, promulgated thereunder (“Regulation A”) and (c) use commercially reasonable good-faith efforts to list the Series Interests for trading or quote the Series Interests on PPEX ATS (provided by North Capital Private Securities Corporation) or comparable trading or quotation platform after a 90-day lock-up period post-closing of the Offering.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optionee and Optionor (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1.Grant of Option.  Subject to the provisions set forth herein, Optionor hereby grants

Optionee the exclusive and irrevocable right and option (the “Option”), but not the obligation (unless such Option is exercised as provided for herein), to purchase the Asset for a fixed purchase price of Nine Hundred and Fifty Thousand Dollars ($950,000.00) (the “Purchase Price”). The Purchase Price, if and when paid, shall consist of a mixture of cash and Series Interests, the amount of each being determined in accordance with Section 2 below. The term of the Option shall commence on the date hereof (the “Effective Date”) and shall expire upon the earliest of (the “Option Expiration Date”): (a) March 31, 2024 (b) the successful Closing (as defined below) of Optionee’s exercise of the Option hereunder, or (c) the date of termination of this Agreement pursuant to Section 7 below.

2.Option Exercise.  Optionee shall have the right, but not the obligation, to exercise the Option at any time on or after the Effective Date and through the Option Expiration Date (the “Option Period”). It is hereby acknowledged and agreed that the Option hereby granted constitutes a present and absolute grant of the Option as of the date hereof. In order to exercise the Option, Optionee shall deliver prior to the Option Expiration Date a written notice of exercise (the “Exercise Notice”) to Optionor specifying the date (the “Closing Date”) on which settlement hereunder shall occur (the “Closing”); provided, however, that the Closing Date shall be no earlier than one (1) day after the date of the Exercise Notice and no later than one (1) day after the end of the Option Period. Upon Optionee’s exercise of the Option as above provided, this Agreement will automatically become an agreement by Optionor to sell and convey the Asset to Optionee and an agreement by Optionee to purchase the Asset from Optionor, in each case upon the terms and conditions set forth herein. If Optionee delivers an Exercise Notice, Optionee agrees:

a.To issue to Optionor pursuant to the Offering, as part of the Purchase Price, that number of Series Interests mutually agreed upon by the Parties, the value of which (the “Equity Value”) shall be determined by the asset seller at the time of the Closing of the Offering immediately after giving effect to the issuance of the Series Interests to Optionor and all other investors in the Offering, unless otherwise agreed to in writing between the parties.  The number of Series shall be calculated by dividing the Equity Value by the price per Series Interest set forth in the relevant Offering Statement on Form 1-A, as filed with and qualified by the Securities and Exchange Commission, provided that Optionor shall comply with customary procedures and requirements applicable to other investors in Series Interests as Optionee or its affiliates determine, in their sole discretion, to be necessary and advisable (the “Procedures”).

b.Following the determination of the Equity Value, to pay Optionor the remaining balance of the Purchase Price in cash (the “Cash Value”), by wire transfer of immediately available funds, on the Closing Date. For the avoidance of doubt, the Cash Value shall be equal to the difference between the Purchase Price and the Equity Value.

c.Optionor shall have the right (but not the obligation) to enter into a Subscription Agreement and Related Documentation Acknowledgement (the “Subscription Acknowledgement”) in a form substantially like the version provided in Schedule B attached hereto, which, if entered into by Optionor, would limit the voting of Optionor to a percentage lower than the Equity Value.

3.Representations and Warranties of Optionor.  Optionor has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  Optionor hereby represents that the name, year and authentication information set forth on Schedule A are true and accurate with respect to the Asset.  Optionor now has and on the Closing Date will have (a) good and marketable title to the Asset, free and clear of all liens and encumbrances and (b) full right, power and authority to effect the sale and delivery of the Asset pursuant to this Agreement.  Upon the Closing, including payment of the Purchase Price, Optionee will receive good and marketable title to the Asset, free and clear of all liens and encumbrances.  This Agreement constitutes a legal, valid and binding obligation of Optionor, enforceable against Optionor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.  Optionor represents and warrants that, as of the date hereof, either (x) the value of the Series Interests to be delivered to Optionor pursuant to Section 2(b) complies with the investment limitations set forth in Regulation A or (y) Optionor is an “accredited investor” as that term is defined in Regulation D promulgated under the Act (collectively, a “Qualified Purchaser”).  Optionor agrees to promptly provide Optionee and its affiliates with such other information as may be reasonably necessary for them to confirm the Qualified Purchaser status of Optionor prior to the Closing Date, including an Investor Certification in a form satisfactory to Optionee.

4.Representations and Warranties of Optionee.  Optionee is a limited liability company validly existing and in good standing under the laws of the State of Delaware.  Optionee has all necessary power and authority to enter into this Agreement, and, in the event that the Option is exercised in accordance with the terms of this Agreement, to carry out Optionee’s obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Optionee of this Agreement, and, in the event that the Option is exercised in accordance with the terms of this Agreement, the performance by Optionee of its obligations hereunder and the consummation by Optionee of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Optionee.  Optionee has made available to Purchaser complete and correct copies of Optionee’s Certificate of Formation and operating agreement, as amended and in effect on the date hereof. Upon the issuance by Optionee to Optionor of the Series Interests, all such interest shall be duly authorized, validly issued, fully paid and non-assessable, and there shall be no liens, pledges, encumbrances, charges, warrants, options, rights (including, without limitation, any rights of first offer, rights of first refusal, repurchase, redemption or any other rights), calls or other similar commitments of any nature relating to the Series Interests other than as mutually agreed to in writing by the Optionor and Optionee and as shall be disclosed in the Offering Statement on Form 1-A.

Optionee does not have and shall not at the Closing Date have any liabilities other than as shall be disclosed in the Offering Statement on Form 1-A.  Optionee does not have and shall not at the Closing Date have any

2

business, operations, or assets other than as shall other than as shall be disclosed in the Offering Statement on Form 1-A.

5.Covenants of Optionor and Optionee.

a.During the Option Period, and for any additional periods that may be agreed to in writing by Optionee and Optionor whereby (subject to agreement) the Optionor would retain custody of the Asset for a mutually agreed upon period after the Closing Date (the “Custody Periods”), Optionor shall maintain insurance with respect to the Asset in an amount and type of coverage typical for parties that own similar property. Optionor shall also use its reasonable commercial efforts to (a) maintain the Asset in the condition in which it existed on the Effective Date and (b) store the Asset in a safe place with adequate and proper internal control systems. Optionor agrees to provide Optionee with reasonable access to the Asset for the creation of marketing materials during the Option Period and any Custody Periods, and all such marketing materials shall remain Optionee’s sole property. Optionor will not advertise the Asset online, in print, on social media, or with a third-party dealer or listing service without Optionee’s prior written agreement. If the Asset is already listed or advertised for sale, Optionor agrees to immediately remove such listing or advertisement in its entirety, including any residual mention of the Asset being “for sale.”

b.On and after the Closing Date, unless otherwise mutually agreed in writing by Optionor and Optionee, Optionee shall maintain insurance with respect to the Asset in an amount and type of coverage typical for parties that own similar property. When in its custody, Optionee shall use its reasonable commercial efforts to (a) maintain the Asset in the condition in which it existed on the Closing Date and (b) store the Asset in a safe place with adequate and proper internal control systems.

6.Indemnification.  Each of the Parties shall indemnify and hold harmless the other of, from and against any and all damages, losses, liabilities, deficiencies, actions, demands, judgments, costs and expenses (including reasonable attorneys’ fees) which the other may suffer or incur by reason of a breach of this Agreement by the breaching Party.  Optionee shall indemnify and hold harmless the Optionor and/or its agents, officers, directors, managers employees and affiliates of, from and against any and all damages, losses, liabilities, deficiencies, actions, demands, judgments, costs and expenses (including reasonable attorneys’ fees) arising out of or related to the Offering, disclosures and statements contained in the Offering Statement on Form 1-A that were not derived directly from representations or warranties made by Optionor, regulatory (including the securities laws, rules and regulations and FINRA rules) compliance and/or qualification of the Offering by Optionor, listing or placement of the Series Interests on any trading or quotation platform.

7.Termination.  This Agreement may be terminated and the transaction contemplated herein may be abandoned at any time prior to the Closing (a) by the mutual written consent of the Parties or (b) by either Party in the event that, following the Effective Date, an independent and acceptable to both Optionee and Optionor reputable appraiser determined in writing that the Fair Market Value of the Asset has changed by more than 20% from its Fair Market Value as of the Effective Date. For the purposes of this Agreement, “Fair Market Value” shall have the meaning set forth in Schedule A. In the event of such termination or the expiration of the Option Period without an exercise of the Option, this Agreement shall be of no further force or effect, provided, that Sections 7, 9, 10, 11, and 12 shall survive such termination and continue in full force and effect.

8.Specific Performance.  Optionor agrees that Optionee will incur irreparable damage if

Optionee does not receive good and marketable title to, as well as physical possession of, the Asset on the Closing Date, if any, and that Optionee shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which it is entitled at law or in equity.

9.Governing Law; Venue.  This Agreement shall be governed by, and construed in

3

accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.

10.Survival.  Subject to Section 7, the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement shall survive the execution of this Agreement and the Closing Date for the applicable statute of limitations regardless any investigation made by the Party making the claim hereunder.

11.Notices.  All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient.  Such communications must be sent to the respective Party at the set forth under its signature or such other address as the Party may hereafter specify by notice to the other Party given in accordance with this Section 11.

12.Miscellaneous.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and all prior negotiations, writings, and understandings relating to the subject matter of this Agreement are merged in and are superseded and canceled by, this Agreement.  It may not be modified or amended except by a writing signed by the Parties and is not intended to confer upon any person or entity not a party (or their successors and permitted assigns) any rights or remedies hereunder.  The Parties agree that the terms of this Agreement shall be kept confidential (except as may be required by law, rule or regulation of any governmental authority) and will not be disclosed to any individual or entity, except that either Party may disclose such terms as are reasonably necessary to their respective members, lenders, officers, directors, members, managers, employees, accountants, counsel and agents, with a reasonable need to know such information in their representative capacities, and all persons acting by, through, under or in concert with any of them.  Neither Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the other Party.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  This Agreement may be signed in any number of counterparts, each of which will be an original with the same effect as if the signatures were upon the same instrument, and it may be signed electronically.  Any provision in this Agreement that is held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction will be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof; provided, however, that the Parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.  The Parties have read, understand, and agree to the terms of this Agreement and are duly advised and have had the opportunity to consult with counsel regarding this Agreement.

Signature page follows

4

Each of the undersigned has caused this Asset Purchase Agreement to be duly executed and delivered as of the date first written above.

OPTIONOR: OPTIONEE:

DomainX, LLC RSE Innovation, LLC

By: /s/ Andrew Rosener                                By: RSE Innovation Manager, LLC, its

Name:  Andrew Rosener

Title: CEO By: Rally Holdings LLC, its sole member

Address:   30 N Gould Street, Ste N, Sheridan, WY By: RSE Markets, Inc., its sole member

                                        By:  /s/ Christopher Bruno

Email Address:   andrew@mediaoptions.com

Name: Christopher Bruno

Title: CEO

Address:  446 Broadway

New York, NY 10013

Email Address: chris@rallyrd.com

Signature Page to Asset Purchase Agreement

Schedule A to Option Purchase Agreement

Asset:  mj.com domain

A-1

Schedule B

to Option Purchase Agreement

Form of Subscription Agreement and Related Documentation Acknowledgment

This acknowledgment for the Subscription Agreement for interests in a series of RSE Innovation LLC contains links to the relevant documents for the purchaser. By Signing below, the signatory attests that they have read all relevant portions including the most recent Offering Circular, the Operating Agreement and Amended and Restated Operating Agreement, and the Series Designation and Use of Proceeds for the Series Subscribed (contained within the current or previous Offering Circular). These links can be found below.

Please indicate if you are subject to any voting limit requirements (including, but not limited to regulationbased limits) that would limit your ability to vote the entire amount of the Series Interests which you hold in any Series Designation. Please specify this voting limitation as a percentage of total Series Interests in any Series Designation:

____ %

Please indicate below any other investors whose holdings should be aggregated into this voting percentage limit:

If you are not subject to such limitations, please leave the percentage empty.

By: _______________________

Name: _________________

Date: __________________

Links:

▪Form 1/A Post Qualification Amendment: [Linked Here]

▪Amended and Restated Operating Agreement: [Linked Here]

▪Series Designation to Operating Agreement: [Linked Here]

A-2